Exhibit 99.1

March 27, 2020

Dear Shareholder,

In my letter to shareholders each year we would normally address our accomplishments of the preceding year, which were many in 2019. I will address those at the end of this letter. As of the writing of this letter to you, we are faced with the many challenges that the Coronavirus disease (COVID-19) has placed upon our customers, employees, shareholders and our communities. In the coming weeks and months those challenges will undoubtedly increase and will be immense. In the fall of 2018, our company, Select Bancorp, Inc., raised over $60 million in capital. Unfortunately, immediately following the capital raise, the economy slowed making it extremely difficult to deploy that capital in a significant way. Today Select Bank & Trust is fortunate to have that excess capital which will help us weather this difficult time. We have been prudent stewards of our capital, and this should prove beneficial to us as we navigate the next few weeks and months. We are committed to ensuring that our customers, employees and communities fare well during this crisis. Select Bank & Trust has, and will, take steps to assist its customers, employees and communities to meet the challenges that lie ahead.

In an effort to limit or prevent the spread of COVID-19 at Select Bank & Trust, we have closed our branches to lobby traffic (as of writing this letter) and are operating day-to-day using our drive-thru lanes. We are asking our employees to practice social distancing with each other and our customers, to follow CDC guidelines, and we have many employees working remotely from home. Internal bank meetings as well as Board of Director meetings are conducted by teleconference. We have asked employees that are not feeling well to stay home. We are asking our customers that have not yet signed on to our Online or Mobile banking to do so and to utilize these services. Our customers can always call their local branch or visit www.selectbank.com for further assistance.

Finally, if our customers need assistance, we will make every effort to grant that relief so as to ease the burden on them and their businesses. After all, they are the reason Select Bank & Trust has been successful, and they are the reason we are celebrating our 20th year in business in 2020.

Following through on our accomplishments in 2019, here are a few of the highlights. We opened a new branch in Holly Springs, NC (Raleigh, NC area), acquired a branch in Virginia Beach, VA, and opened loan production offices in Winston-Salem, NC and Durham, NC. We sold our branch in Six Mile, SC to another financial institution in the area to ensure those great folks in Six Mile had a banking option, as our branch was the only one in town. We closed our branch in Washington, NC and moved those accounts to our nearby Greenville, NC branch. In December of 2019 we announced the planned acquisition of three branches located in Sylva, Franklin and Highlands, NC, from another financial institution. We believe these three new branches will be a great cultural fit, as the existing branch team members share the same community-bank philosophy as that of Select Bank & Trust. We believe that the preceding initiatives will enhance our growth and provide efficiencies to our operations.

Other initiatives we embarked on in 2019 included ramping up our mortgage and SBA operations, and both areas proved profitable in 2019; given the lower interest rates at the present time, we expect our mortgage area to continue to grow. Also, we do believe the SBA area will prove beneficial to our customers and prospective customers during this period of uncertainty. We also enhanced our digital banking experience and statement rendering experience, which have been met with positive reviews.

While the future is uncertain for the economy, we believe Select Bank & Trust is poised to have a positive impact upon our shareholders, customers, employees and our communities as we move forward. Obviously, we, and other companies, are not immune from the effects of COVID-19 but, rest assured, that we will work diligently and bring all resources to bear in our efforts to navigate the social and economic challenges that lie ahead. We thank you for your investment and confidence in Select Bank & Trust. Our prayers and thoughts go out to you, your families, your friends and all others. Please be safe.

Sincerely,

William L. Hedgepeth, II

President & CEO

Select Bancorp, Inc.

Select Bank & Trust

Cautionary Note Regarding Forward-Looking Statements

This letter contains certain forward-looking statements intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. These forward-looking statements include, without limitation, statements relating to: the impact of COVID-19 on our business, operations, customers and capital position; our recently completed and pending branch openings, acquisitions, and closings, and their impacts on our operations; and expectations regarding our mortgage and SBA lines of business. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, many of which are beyond our control. Such factors include, but are not limited to, impacts from COVID-19 on local, national, and global economic conditions; higher default rates on loans made to our customers related to COVID-19 and its impact on our customers’ operations and financial condition; unexpected changes in interest rates or disruptions in the mortgage market related to COVID-19 or responses to the health crisis; and the other factors contained in Select Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available on the “Filings & Financials” section of the Investor Relations page of our website at: http://investors.selectbank.com. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.